EXHIBIT 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is hereby entered into on August 23, 2013 (the “Effective Date”), by and between Pathwork (assignment for the benefit of creditors), LLC(“Seller”), a California limited liability company, in its sole and limited capacity as assignee for the benefit of creditors of Pathwork Diagnostics, Inc., with principal offices located at 1100 La Avenida Street, Building A, Mountain View, California 94043, United States and Response Genetics, Inc., a Delaware corporation, with principal offices located at 1640 Marengo Street, 6th Floor, Los Angeles, California 90033, United States (“Buyer”).

RECITALS

A. By resolution of the board of directors (the “Board”) of Pathwork Diagnostics, Inc., a Delaware corporation (the “Assignor”), as memorialized in the Action by Unanimous Written Consent of the Board of Directors of Assignor duly executed on March 29, 2013, the Board has authorized and pursuant to that certain General Assignment, dated April 2, 2013, by and between Assignor and Seller, as assignee for the benefit of the creditors of Assignor (the “General Assignment”) attached hereto as Exhibit 1, Assignor has transferred ownership of all of its right, title and interest in and to all of its tangible and intangible assets (the “Assets”) to Seller, and in so doing has also designated Seller to act as the assignee for the benefit of creditors of Assignor.

Buyer desires to purchase from Seller all of the Assets except for certain excluded assets as set forth herein pursuant to the terms and conditions of this Agreement.

C. After consummation of the transactions contemplated by this Agreement, Seller intends to sell or otherwise liquidate any and all remaining non-cash Assets that are not Purchased Assets and will undertake the winding down of Assignor’s assignment estate, which shall ultimately include, but shall not be limited to, the distribution to Assignor’s creditors of the assignment estate’s net funds remaining after payment of all fees and costs associated with the liquidation of the assignment estate.

D. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

1.	PURCHASE AND SALE OF THE PURCHASED ASSETS.

1.1 Agreement to Sell and Purchase the Purchased Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and convey to Buyer at the Closing (as defined in Section 2.4 below), and Buyer hereby agrees to purchase and acquire from Seller at the Closing, all of Seller’s right, title and interest in and to all of the Purchased Assets wherever located, as they exist or shall exist on the Closing Date. The Purchased Assets will be sold, assigned, transferred, conveyed and delivered to Buyer (subject to Section 1.3 hereof) on the Closing Date on a “AS IS” and “WHERE IS”, basis with no representations or warranties other than those specifically set forth herein, and subject to any and all existing pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements of any nature whatsoever (collectively, “Encumbrances”) except for the Encumbrances on the Purchased Assets of the Silicon Valley Bank, a a California corporation (“SVB”), Oxford Finance LLC, a Delaware limited laiblity company (“Oxford 1”), Oxford Finance Funding Trust 2012-1 (“Oxford 2”) and together with SVB and Oxford 1, the “Senior Secured Creditors”)and the Junior Secured Creditors which shall be released pursuant to Section 6(b) hereof or have already been released as described in Section 6(b) hereof, respectively.

1.2 Purchased Assets Defined. As used in this Agreement, the term “Purchased Assets” means, collectively, all of Seller’s right, title and interest in and to the Assets conveyed, transferred and assigned to Seller pursuant to the General Assignment including, but not limited to the assets listed in Schedule1.2(a) of the Disclosure Schedules, provided, however, that the Purchased Assets specifically do not, under any circumstances, include any of Seller’s or Assignor’s (i) cash, (ii) Accounts Receivable collected prior to the Closing Date, (iii) Accounts Receivable that do not relate to Assignor’s Tissue of Origin test, (iv) claims for preference or fraudulent conveyance recoveries under applicable law or any other litigation recoveries, (v) state or federal tax refunds, (vi) insurance refunds or recoveries, (vii) utility or leasehold security deposits, (viii) all corporate governance and human resource documents and business books and records provided that all books and records relating to the Purchased Assets shall be included in the Purchased Assets, (ix) any of the “Excluded Assets” set forth on Schedule 1.2(b) of the Disclosure Schedules; and (x) the Purchase Price as defined in Section 2.1. Buyer shall promptly execute and deliver to Seller any and all such further assignments, endorsements and other documents as Seller may reasonably request for the purpose of effectuating the terms and conditions of this Section.

1.3 Asset Transfer; Passage of Title; Delivery.

(a) Title Passage. Except as otherwise provided in this Section 1.3, upon the Closing, (i) title to all of the Purchased Assets shall pass to Buyer to the full extent of Seller’s right, title and interest in the Purchased Assets; and (ii) Seller shall make available to Buyer possession of all of the Purchased Assets as provided in Section 1.3(b) hereof; and (iii) upon Buyer’s request, Seller shall execute assignments, conveyances and/or bills of sale reasonably requested to convey to Buyer title to all the Purchased Assets, subject to any Encumbrances except for the Encumbrances on the Purchased Assets of the Senior Secured Creditors and the Junior Secured Creditors which shall be released pursuant to Section 6(b) hereof or have already been released as described in Section 6(b) hereof, respectively, as well as such other instruments of conveyance as Buyer may reasonably deem necessary to effect or evidence the transfers contemplated hereby.

(b) Delivery of Purchased Assets. On the Closing Date (as defined in Section 2.4), Seller shall make available to Buyer possession of the Purchased Assets, provided however, that the expenses of retrieving, removing and transferring the Purchased Assets shall be borne exclusively by Buyer, and provided further that in the event that any of the Purchased Assets are located outside of the physical control of Seller, such as in warehouses or foreign locations controlled by third parties, Seller is not making any representation or warranty to Buyer as to the quality of the Purchased Assets under the control of such third parties or the accessibility of such Purchased Assets. Tangible Purchased Assets shall be made available by Seller for transfer to Buyer at Seller’s warehouse immediately after Closing. Buyer shall initiate the transfer to Buyer’s facilities and possession of the tangible Purchased Assets within ten (10) business days of Closing. Risk of loss with respect to the tangible Purchased Assets sold to Buyer hereunder shall remain with Seller until such time (i) to the extent any tangible Purhased Assets are transferred to Buyer’s facilities from Seller’s facilities after Clsoing, until such Purchased Assets are transferred to Buyer's carrier, and (ii) to the extent any tangible Purchased Assets are to remain at any third party storage facility, at such time Seller transfers its rights and interests to any such third party storage facility to Buyer at which time risk of loss for such Purchased Assets shall pass to Buyer, all of which shall take place no more than ten (10) business days after Closing.

(c) Subsequent Documentation. Seller shall, at any time and from time to time after the Closing Date, upon the reasonable request of Buyer and at the expense of Buyer, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances as may be required for the better assigning, transferring, granting, conveying and confirming to Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Assets. Effective as of the Closing Date, to the extent that Seller, fails to cooperate and provide the foregoing aid and assistance within ten (10) days after receipt of a demand by Buyer to do so, Seller hereby constitutes and appoints (without further approval or other action on the part of Seller), Buyer, its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller but for the benefit of Buyer (a) to collect for the account of Buyer all accounts and notes receivable of Assignor or with respect to Seller, all accounts and notes receivable with respect to the Purchased Assets existing on the Closing Date (the “Accounts Receivable”) and any other items of Purchased Assets and (b) to institute and prosecute all proceedings which Buyer may in its discretion deem proper in order to collect the Accounts Receivable or to assert or enforce any right, title or interest in, to or under the Purchased Assets and to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

(d) Retention of Documents. Seller is responsible for maintaining business records during the assignment process and, among other things, will prepare and file final tax returns for Assignor. To the extent Buyer requires business records of Assignor that Seller has retained to administer the assignment estate, Buyer shall, at its own expense, arrange to obtain copies of such records from Seller.

2.	PURCHASE PRICE; PAYMENTS.

2.1 Purchase Price. In consideration of the sale, transfer, conveyance and assignment of all the Purchased Assets to Buyer at the Closing, Buyer shall, as of the Closing, assume only those liabilities, if any, expressly set forth as Assumed Liabilities in Section 3.1 of this Agreement and shall pay Seller, or its designee, at Closing the equivalent of up to One Million Three Hundred and Fifty Thousand Dollars ($1,350,000) (the “Purchase Price”) payable as follows:

(a)          Buyer, subject to the terms and conditions set forth in this Agreement including the execution by the Senior Secured Creditors of the Lockup, Consent and General Release pursuant to Section 2.3 hereof, shall issue to Seller’s designees as set forth in Section 2.2 hereof, up to 500,000 shares (the “Share”) of common stock, par value $0.01 per share, of Buyer (the “Common Stock”) subject to the following adjustments: if at the close of business on the day immediately prior to the Closing Date, the price per share of the Common Stock is greater than $2.30 per share, the number of Shares to be issued to Seller’s designees as set forth in Section 2.2 hereof, shall be reduced so that the fair market value of the aggregate Shares issued to Seller’s designees at the direction and on behalf of Seller on the Closing Date equal One Million One Hundred Fifty Thousand Dollars ($1,150,000) (with price per share of the Common Stock being determined using the price per share of the Common Stock at the close of business on the day immediately prior to the Closing Date as reported on NASDAQ). Within ten (10) business days of the Closing, Buyer shall cause its transfer agent for the Common Stock to deliver to Seller’s designees as set forth in Section 2.2 hereof a certificate or certificates, registered in such Seller’s designee’s name evidencing the Shares issued to such Seller’s designee at the direction of and on behalf of Seller.

(b)         Buyer shall pay Seller Two Hundred Thousand Dollars ($200,000) (the “Cash Purchase Price”) by wire transfer of immediately available funds to an account designated by Seller at least three (3) business days prior to the Closing Date.

2.2 Seller Authorization and Direction to Issue Shares Directly to the Senior Secured Creditors. Pursuant to the rights and obligations imposed on Seller in the General Assignment, Seller, as assignee of the Purchased Assets for the benefit of creditors of Assignor, hereby directs and authorizes Buyer to issue the Shares directly to the Senior Secured Creditors on a pro rata basis as set forth on Schedule 2.2 hereof, each as a designee of Seller to receive such Shares on behalf of Seller from Buyer.

2.3 Limitation on Transfer of the Equity Portion of Purchase Price. In exchange for Buyer issuing the Shares directly to the Senior Secured Creditors on behalf of Seller at Closing pursuant to Section 2.2 hereof, immediately prior to Closing, Seller shall cause each Senior Secured Creditor to execute and deliver to Buyer a Lockup Agreement which shall become effective at Closing include, among others, terms restricting the transfer of the Shares by the Senior Secured Creditors including the following:

(a)  Notwithstanding anything to the contrary set forth in this Agreement, after consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, from the Closing Date to end of business day June 30, 2014 (the “Lockup Period”), each Senior Secured Creditor shall not assign, transfer, sell or convey the Shares issued to such Senior Secured Creditor pursuant to this Agreement to any Person, except that during the Lockup Period (i) each Senior Secured Creditor may assign, transfer, sell or convey the Shares issued to such Senior Secured Creditor as may be required by law and (ii) each Senior Secured Creditor may make a one-time transfer or assignment of all of the Shares held by such Senior Secured Creditor to a Person controlled by, under the same control of, or controlling such Senior Secured Creditor (each, an “Affiliate”) provided that, such Affiliate agrees in writing to be bound by the terms and conditions of the Lockup Agreement except that such Affiliate shall not be permitted to further transfer or assign the Shares during the Lockup Period; and

(b) Upon each Senior Secured Creditor becoming eligible to sell, transfer, convey or assign the Shares at the expiration of the Lockup Period, each such Senior Secured Creditor shall not sell, transfer, convey or assign more than its pro rata share of an aggregate of Fifty Thousand (50,000) shares of Common Stock per month until such time such Senior Secured Creditor holds no Shares.

2.4 Closing. The consummation of the purchase and sale of the Purchased Assets contemplated hereby will take place at a closing to be held at the offices of the Seller (the “Closing”), on the Effective Date (the “Closing Date”), or at such other time or date, and at such place, or by such other means of exchanging documents, as may be agreed to by Buyer and Seller.

3.	OBLIGATIONS ASSUMED.

3.1 Liabilities. Buyer agrees, upon consummation of, and effective as of, the Closing, to assume those (and only those) liabilities of Seller and of Assignor directly relating to all obligations under contracts of Assignor listed in Schedule 3.1 of the Disclosure Schedules attached to this Agreement that are effectively assigned to, and assumed by, Buyer (collectively, the “Assumed Liabilities”).

3.2 Liabilities and Obligations Not Assumed. Except as expressly set forth in Section 3.1 above, Buyer shall not assume or become obligated in any way to pay or perform any liabilities, debts or obligations of Seller or of Assignor whatsoever, including but not limited to any liabilities or obligations now or hereafter arising from Assignor’s business activities that took place prior to the Closing, including (i) the obligations described in Section 7 hereof, (ii) any unsatisfied liability relating to any mass layoff or plant closing as defined by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101, et. seq., or any similar state, local or foreign “plant closing” law with respect to Assignor’s employees, (iii) any liability or obligation of Assignor or Seller related to Assignor’s operating lease for its facilities and/or offices pursuant to that certain operating lease, dated as of March 1, 2009, by and between Assignor and Metropolitan Life Insurance Company, (iv) any liability or obligation with respect to insurance claims against the Assignor or Seller, (v) any liability or obligation relating to any litigation, claims, actions, suits, labor disputes, arbitration, inquiry, investigation or proceeding pending or threatened, against Assignor or Seller before any national, state or local court or other Governmental Body, or before any arbitrator, foreign or domestic, of any nature, or (vi) any liabilities arising out of or connected to the liquidation and winding down of Assignor’s business. All liabilities, debts and obligations of Seller and of Assignor set forth in this Section 3.2 and any liabilities, debts and obligations of Seller or Assignor not expressly assumed by Buyer hereunder are hereinafter referred to as the “Excluded Liabilities.” For purposes of this Agreement, “Governmental Body” shall mean means any federal, state, local, municipal, county, foreign or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission, public board, authority or other similar governmental entity (including any branch, department, bureau, agency or political subdivision thereof) or any self-regulating body of similar standing.

3.3 No Obligations to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon any Person or entity other than the parties hereto, or make any Person or entity a third party beneficiary of this Agreement, or to obligate the parties hereto to any Person or entity other than the parties to this Agreement. Assumption by Buyer of any liabilities or obligations of Seller under Section 3.1 shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies such parties would have against Seller if the Closing were not consummated.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller that all the following statements are true, accurate and correct:

4.1 Due Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has all necessary power and authority to enter into this Agreement and to execute and deliver all other documents that Buyer is required to execute and deliver hereunder, and Buyer holds or will timely hold all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefore.

4.2 Power and Authority; No Default. Buyer has all requisite power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement, and the consummation of all the transactions contemplated hereby, have been duly and validly authorized by Buyer. This Agreement, when signed and delivered by Buyer, will be duly and validly executed and delivered and will be the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the laws relating to bankruptcy, insolvency and relief of debtors, and rules and laws governing specific performance, injunctions, relief and other equitable remedies.

4.3 Authorization for this Agreement. No authorization, approval, consent of, or filing with any Governmental Body or other third party is required for the consummation by Buyer of the transactions contemplated by this Agreement.

4.4 Litigation. To the best of Buyer’s knowledge, there is no litigation, suit, action, arbitration, inquiry, investigation or proceeding pending or threatened, before any court, agency or other Governmental Body against Buyer which seeks to enjoin or prohibit or otherwise prevent the transactions contemplated hereby.

4.5 Funding. Buyer currently has available to it, and will have available to it at the Closing, sufficient funds to pay the Cash Purchase Price to Seller at the Closing. Buyer’s ability to perform its financial obligations under this Agreement are therefore not subject to any financing contingency. Buyer has sufficient authorized capital stock of Buyer to issue the Shares to Seller pursuant to this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer that all of the following statements are true, accurate and correct:

5.1 Corporate Organization. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California.

5.2 Power and Authority; Validity of Agreement. Seller has all requisite power and authority to enter into and deliver this Agreement and any ancillary documents including an assignment and assumption reasonably requested by Buyer to be executed to consummate the transactions contemplated herein (the “Ancillary Agreements”) and to perform Seller’s obligations hereunder and thereunder and under the General Assignment. The signing, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of all the transactions contemplated hereunder and thereunder, have been duly and validly authorized by all necessary action of the members or managers, as applicable, of Seller and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. The General Assignment was duly authorized by Seller and is a valid agreement binding on Seller and to the best of Seller’s knowledge, with reasonable inquiry, the General Assignment was duly authorized by Assignor’s Board and is a valid agreement binding on the Assignor. Each of this Agreement and any Ancillary Agreements, when signed and delivered by Seller, will be duly and validly executed and delivered by Seller and will be the valid and binding obligation of Seller, enforceable against Seller, as assignee for the benefit of the creditors of Assignor, in accordance with such agreement’s terms.

5.3 No Conflict or Violation. Neither the signing and delivery of this Agreement or any Ancillary Agreement by Seller, nor the performance by Seller of its obligations under this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby and thereby will (i) violate Seller’s Articles of Organization or Operating Agreement, (ii) to the best of Seller’s knowledge violate any law, statute, rule or regulation or order, judgment, injunction or decree of any court, administrative agency or government body applicable to Seller, (iii) except as set forth in Schedule 5.3 of the Disclosure Schedules attached hereto, to the best of Seller’s knowledge violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Seller with respect to the Purchased Assets under, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Seller is a party or by which Seller is bound or to which Seller’s properties or assets including the Purchased Assets are subject, (iv) result in the creation or imposition of any Encumbrances upon the Purchased Assets, or (v) result in the cancellation, modification, revocation or suspension of any licenses, permits, franchises, authorizations and approvals issued or granted to Seller by any Governmental Body with respect to the Purchased Assets.

5.4 Consents and Approvals. Except as set forth in Schedule 5.4 of the Disclosure Schedules attached hereto, no material consent, waiver, authorization, approval, order, license, certificate or permit of or from, or registration, declaration or filing with, or notice to any court or other tribunal, administrative agency, or other Governmental Body or any other Person, nor under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Seller is a party or by which Seller is bound or to which the Purchased Assets are subject is required in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

5.5 Title. To the best of Seller’s knowledge after reasonable inquiry, including, without limitation, competent assessment of the applicable UCC search in the State of Delaware, Assignor’s state of incorporation, and the State of California, where Assignor’s principal business office was located, Seller, as assignee for the benefit of the creditors of Assignor, has good and marketable title to all of the Purchased Assets.

5.6 Assignee for the Benefit of Creditors of Assignor. All rights of Seller with regard to the ownership and possession of the Purchased Assets are rights held as assignee for the benefit of the creditors of Assignor pursuant to the General Assignment. Pursuant to the General Assignment, Assignor has transferred to Seller all of Assignor’s right, title and interest in and to the Purchased Assets. Pursuant to this Agreement, Seller will, at Closing sell, assign, and transfer all of its right, title and interest in and to the Purchased Assets to Buyer.

5.7 Litigation. To the best of Seller’s knowledge, after reasonable inquiry, there are no claims, actions, suits, labor disputes, arbitration, inquiry, investigation or proceeding pending or to the best of Seller’s knowledge threatened, against Seller or Assignor before any national, state or local court or other Governmental Body or before any arbitrator, foreign or domestic, of any nature, brought by or against Assignor or Seller involving, affecting in any way or relating to the Purchased Assets or the transactions contemplated by this Agreement and the Ancillary Agreements, nor is Seller aware or has grounds to know of any reasonable basis therefor. To the best of Seller’s knowledge, after reasonable inquiry, there are no judgments, decrees, injunctions or orders of any national, state or local court or other Governmental Body or arbitrator, foreign or domestic, against Seller or Assignor affecting the Purchased Assets or that is reasonably likely to interfere with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.8 Debt. Schedule 5.8 of the Disclosure Schedules attached hereto is a list of Assignor’s liabilities provided to Seller by Assignor.

5.10 No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Seller in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby that will not be included in the transaction expenses that will paid by Seller pursuant to the General Assignment and reimbursed to Seller pursuant to the General Assignment.

5.11 Accuracy of Information. None of Seller’s representations, warranties or statements contained in this Agreement or the Ancillary Agreements, or in the exhibits hereto, and thereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading. All of the materials provided to Buyer or its agents or representatives by or on behalf of Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been and will be prepared in good faith and based on reasonable assumptions at the time such materials were prepared.

5.12 No Fraudulent Conveyance. No transfer of the Purchased Assets is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements with the intent, purpose or desire on the part of Seller to hinder, delay or defraud either present or future creditors of Assignor.

6.	AS-IS SALE; DISCLAIMERS; RELEASE.

(a) IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

(b) BUYER ACKNOWLEDGES AND AGREES THAT UPON THE CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS” EXCEPT THAT ANY ENCUMBRANCES ATTACHED TO OR EXISTING WITH RESPECT TO THE PURCHASED ASSETS AND ANY RIGHTS OR INTERESTS IN THE PURCHASED ASSETS RELATED THERETO OF (I) THE SENIOR SECURED CREDITORS SHALL BE RELEASED AS OF THE CLOSING DATE, AND SUCH SENIOR SECURED CREDITORS’ RIGHTS AND INTERESTS IN THE PURCHASED ASSETS TRANSFERRED AND ASSIGNED TO BUYER AS OF THE CLOSING DATE PURSUANT TO SUCH SENIOR SECURED CREDITORS’ RELEASE AND CONSENT TO DISPOSTION OF THE PURCHASED ASSETS TO BUYER WHICH SHALL BE PROVIDED BY SELLER TO BUYER IN REASONABLY STATISFACTORY FORM ON OR PRIOR TO THE CLOSING DATE AND (II) THE JUNIOR SECURED CREDITORS SET FORTH ON SCHEDULE 6(b) OF THE DISCLOSURE SCHEDULES ATTACHED HERETO SHALL BE RELEASED PURUSANT TO THAT CERTAIN APPROVAL OF DISPOSTION OF COLLATERAL AND SUBORDINATION TO GENERAL ASSIGNMENT BUDGET EXECUTED AND DELIVERED BY SUCH JUNIOR SECURED CREDITORS TO SELLER, DATED AS OF APRIL 2, 2013, PURSUANT TO WHICH SUCH JUNIOR SECURED CREDITORS RELEASED ALL THEIR ENCUMBRANCES ON THE PURCHASED ASSETS AND CONVEYED, SOLD, TRANSFERRED AND ASSIGNED SUCH JUNIOR SECURED CREDITORS’ RIGHTS AND INTERESTS TO THE PURCHASED ASSETS TO SELLER, WHICH RIGHTS AND INTERESTS SELLER SHALL SELL, ASSIGN, CONVEY AND TRANSFER TO BUYER ON THE CLOSING DATE PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN. BUYER HAS NOT RELIED UPON AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THE PURCHASED ASSETS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS” EXCEPT AS SET FORTH IN THIS SECTION 6(b) HEREOF.

(c) BUYER ACKNOWLEDGES TO SELLER THAT BUYER HAS HAD THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING SUCH INSPECTIONS AND INVESTIGATIONS OF THE PURCHASED ASSETS, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE PURCHASED ASSETS AND ITS ACQUISITION THEREOF. BUYER FURTHER WARRANTS AND REPRESENTS TO SELLER THAT BUYER WILL RELY SOLELY ON ITS OWN REVIEW AND OTHER INSPECTIONS AND INVESTIGATIONS IN THIS TRANSACTION AND NOT UPON THE INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO. BUYER HEREBY ASSUMES THE RISK THAT ADVERSE MATTERS INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER’S REVIEW AND INSPECTIONS AND INVESTIGATIONS.

(d) BUYER ACKNOWLEDGES THAT SOME OF THE PURCHASED ASSETS DESCRIBED IN EXHIBIT 1.2 MAY CONTAIN THIRD-PARTY INTELLECTUAL PROPERTY THAT MAY HAVE BEEN LICENSED BY ASSIGNOR OR OTHERWISE ACQUIRED BY ASSIGNOR. BUYER UNDERSTANDS THAT SELLER IS UNABLE TO TRANSFER INTELLECTUAL PROPERTY BELONGING TO A THIRD-PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF THAT THIRD-PARTY, WHICH WILL NOT BE OBTAINED OR SOUGHT BY SELLER AS A PART OF, OR CONDITION TO, THIS AGREEMENT. BUYER SHALL ACCEPT FULL RESPONSIBILITY FOR COMMUNICATING WITH ANY SUCH THIRD-PARTIES WHOSE INTELLECTUAL PROPERTY MAY BE INCLUDED IN THE PURCHASED ASSETS TRANSFERRED HEREBY AND SHALL PAY ANY AND ALL LICENSING OR OTHER FEES, COSTS, EXPENSES OR CHARGES THAT MAY BE ASSOCIATED WITH USING ANY SUCH PURCHASED ASSETS.

7.	EMPLOYEES AND EMPLOYEE PLANS OF ASSIGNOR.

7.1 At Closing, Buyer shall not assume or otherwise be responsible for any, of Assignor’s or Seller’s, as assignee for the benefit of Assignor’s creditors, liability or obligation under Assignor’s Benefit Plans or other benefit arrangements, including without limitation any liability or obligation with respect to any wages, bonuses, commissions and vacation liabilities and other amounts payable to any current or former employees of Assignor or Seller. For purposes of this Agreement, “Benefit Plans” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, in each case sponsored, maintained, contributed or required to be contributed to by Assignor or under which any past or present director, officer, employee, consultant or independent contractor of Assignor has any present or future right to benefits.

7.2 Liability. Neither Buyer nor its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any present or former employee of Assignor or Seller or their respective Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such Person’s employment with Assignor or Seller or the termination of such employment. For purposes of this Agreement, (i) “Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; as used in this definition, “control” means (a) the ownership of more than ten percent (10%) of the voting securities or other voting interest of any Person (including attribution from related parties), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise and (ii) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, other form of business entity or Governmental Body.

7.3 COBRA Obligations. To the extent applicable, Buyer is not responsible for satisfying any COBRA obligations to provide continuation coverage to or with respect to any of the qualified beneficiary and their covered dependents in accordance with law with respect to any “qualifying event” which occurs in connection with the sale.

7.4 Assignor Employee Matters. To the best of Seller’s knowledge, after reasonable inquiry, Assignor had less than fifty (50) employees at all times during the thirty (30) day period prior to Assignor assigning its Assets to Seller pursuant to the General Assignment and closing its facilities, laying off employees and terminating its operations.

7.5     Rights. This Section 7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7. Without limiting the foregoing, no provision of this Section 7 will create any third party beneficiary rights in any current or former employee, director or consultant of Assignor, Seller or any of their respective Affiliates in respect of continued employment or service (or resumed employment or service) or any other matter. Nothing in this Section 7 is intended to amend any employee benefit plan maintained by Buyer, or interfere with Buyer’s right from and after the Closing to amend or terminate any such plan or the employment or provision of services by any director, employee, independent contractor or consultant.

8.	COVENANTS OF BUYER.

8.1 Taxes and any Other Charges Related to the Sale. Buyer agrees to promptly pay all sales, transfer, use or other taxes, duties, claims or charges imposed on and/or related to the sale of the Purchased Assets under this Agreement by any tax authority or other governmental agency and to defend, indemnify and hold Seller harmless from and against any such taxes, duties, claims, or charges for payment thereof by any tax authority or other governmental agency.

8.2 Compliance with Securities Laws. The Company is issuing the Shares pursuant to that certain registration statement of the Company filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2010, as amended and supplemented (the “Registration Statement”). The Company shall file a prospectus supplement to the Registration Statement and shall make any other disclosures required to be made by applicable securities laws with respect to the Shares.

8.3 Listing of Underlying Shares and Related Matters. Buyer shall take all necessary action to cause the Shares to be listed on The NASDAQ Capital Market (“Nasdaq”) as soon as practicable on or after the Closing Date. Without limiting the generality of the foregoing, no later than thirty (30) business days after the Closing Date, Buyer shall file with Nasdaq, as applicable, a Notification Form: Listing of Additional Shares for the listing of the Shares on Nasdaq, a copy of which shall be provided to Seller. Further, if Buyer applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it shall include in such application the Shares and will take such other action as is necessary to cause such Common Stock to be so listed. Buyer will use commercially reasonable efforts to continue the listing and trading of its Common Stock on Nasdaq and, in accordance therewith, will use commercially reasonable efforts to comply in all respects with Buyer’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

8.4 Survival of Covenants. The covenants set forth in this Section 8 shall survive the Closing.

9.	COVENANTS OF SELLER.

Seller covenants and agrees with Buyer as follows:

9.1 Further Assurances. From and after the Closing Date, Seller shall cooperate with Buyer and promptly sign and deliver to Buyer any and such additional documents, instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Buyer or its counsel may reasonably request and take actions as Buyer may reasonably request for the purpose of effecting the transfer of Seller’s and/or Assignor’s title to the Purchased Assets to Buyer, and/or to effectuate and carry out the purposes of this Agreement and the Ancillary Agreements.

9.2 Press Releases and Public Announcements. Seller shall not issue any press release or make any other public disclosure or announcement concerning the transactions contemplated by this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld, except as and to the extent Seller shall be so obligated by law or the rules of any applicable stock exchange or quotation system to make such a disclosure, Seller shall so advise Buyer and shall use its reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement, any Ancillary Agreement or to comply with accounting, United States Securities and Exchange Commission and stock exchange disclosure obligations.

9.3 Best Efforts. Upon the terms and subject to the conditions of this Agreement, Seller will use its best commercial efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated by this Agreement and the Ancillary Agreements.

9.4 Use of Trademarks. As soon as practicable after the Closing Date, Seller shall cease to use the trademark “Pathwork,” “Pathwork Diagnostics, Inc.” or any variation thereof, it being understood that from and after the Closing Date, Buyer shall own such names or trademarks and conduct business under such names and that Buyer may commence doing so at the time of Closing.

9.5 Distribution of Purchase Price. In the event Seller distributes, conveys, assigns or otherwise transfers all or a portion of the Purchase Price to the creditors of Assignor pursuant to the General Assignment, such distribution, conveyance, assignment or other transfer shall be made in accordance with applicable law and in compliance with any contractual obligations enforceable against Seller.

9.6 Survival of Covenants. Each of the covenants set forth in this Section 9 shall survive the Closing.

10.	CLOSING DELIVERABLES.

10.1 Buyer shall have received at or prior to the Closing each of the following items:

(a) with respect to Seller, a copy of the resolutions duly adopted by an authorized manager of Seller on behalf of Seller authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, as in effect as of the Closing Date, certified by an authorized manager of Seller;

(b) a certificate (dated not less than 5 business days prior to the Closing Date) of the Secretary of State of the State of California as to the good standing of Seller;

(c) the Purchased Assets in accordance with Section 1.3;

(d) The Assignment and Bill of Sale Agreement signed by an authorized manager of Seller on behalf of Seller;

(e) The Patent Assignment Agreement signed by an authorized manager of Seller on behalf of Seller;

(f) The Trademark Assignment Agreement signed by an authorized manager of Seller on behalf of Seller; and

(g) such other documents relating to the transactions contemplated by this Agreement and the Ancillary Agreements as Buyer reasonably requests in reasonably satisfactory form and substance to Buyer.

10.2 Deliveries by Buyer. Seller shall have received at or prior to the Closing each of the following items:

(a) The Purchase Price as follows: (i) the Cash Purchase Price by wire transfer to an account designated by Seller in writing and (ii) share certificates of Buyer representing the applicable number of Shares pursuant to Section 2.1(a) hereof;

(b) The Assignment and Bill of Sale Agreement signed by an officer of Buyer on behalf of Buyer;

(c) The Patent Assignment Agreement signed by an officer of Buyer on behalf of Buyer; and

(d) The Trademark Assignment Agreement signed by an officer of Buyer on behalf of Buyer.

11.	SURVIVAL OF WARRANTIES AND INDEMNIFICATION.

11.1 Survival of Warranties. All representations and warranties made by Seller or Buyer in this Agreement, any Ancillary Agreement, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing for a period of eighteen (18) months after the Closing.

11.2 Indemnified Losses. For the purpose of this Section 11.2 and when used elsewhere in this agreement, “Loss” shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable attorneys’ fees and other legal costs and expenses relating thereto.

11.3 Indemnification by Seller. Seller is selling to Buyer the Purchased Assets defined in this Agreement on an “AS IS” and “WHERE IS” basis, with no representations or warranties as to merchantability, fitness or usability or in any other regard (except for the limited representations and warranties specifically set forth in this Agreement). Subject to the provisions and limitations set forth in this Section 11.3, Seller agrees to defend, indemnify and hold harmless Buyer, its subsidiary, Affiliate and any officer, director, shareholder, employee, agent or attorney of Buyer or of any shareholder, subsidiary or Affiliate of Buyer (collectively, the “Buyer Indemnitees”) from and against and in respect of any Loss which arises out of or results from any material breach by Seller of any covenant, made herein, or the material inaccuracy or material untruth of any representation or warranty of Seller made herein.

11.4 Indemnification By Buyer. Subject to the provisions and limitations set forth in this Section 11, Buyer agrees to defend, indemnify and hold harmless Seller, any parent, subsidiary or Affiliate of Seller and any manager, employee, member, agent or attorney of Seller or of any parent, subsidiary or Affiliate of Seller (collectively, the “Seller Indemnitees”) from and against and in respect of any Loss which arises out of or results from:

(a) any material breach by Buyer of any covenant made herein, or the material inaccuracy or material untruth of any representation or warranty of Buyer made herein; or

(b) the use of the Purchased Assets by Buyer after the Closing;

provided, however, that nothing in this Section 11.4 shall impose on Buyer any duty to indemnify Seller for any Excluded Liabilities.

11.5 Period for Making Claims. A claim for indemnification under this Section 11 may be brought, if at all, at any time after the Closing Date, with respect to any claim or claims for indemnification under this Section 11, provided, however, that any claim under Sections 11.3 and 11.4(a) with respect to the inaccuracy or untruth of any representation or warranty must be brought, if at all, prior to the time such representation or warranty expires pursuant to Section 11.1.

12.	MISCELLANEOUS.

12.1 Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a section or Schedule of the Disclosure Schedules shall not be deemed to be disclosure thereof for purposes of any other Schedule of the Disclosure Schedules, except to the extent (a) that it is apparent on the face of any such Schedule of the Disclosure Schedules that the matters, facts or circumstances disclosed therein are applicable to another Schedule of the Disclosure Schedules or (b) such disclosure is cross-referenced to in such other Schedule of the Disclosure Schedules.

12.2 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by Seller in accordance with the terms hereof and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in state or federal court located in the State of California in addition to any other remedy to which they are entitled at law or in equity. The terms of this Section 13.2 shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement.

12.3 Rules of Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “$” or “dollars” are to currency.

12.4 Expenses. Each of the parties hereto shall bear its own expenses (including without limitation attorneys’ fees) in connection with the negotiation and consummation of the transaction contemplated hereby.

12.5 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered United States mail, postage prepaid, or sent by a nationally recognized overnight express courier and addressed as follows:

(a)	If to Seller:

Pathwork (assignment for the benefit of creditors), LLC

1100 La Avenida Street, Building A

Mountain View, California 94043

United States

Telephone: (650) 329-9996

Facsimile: (650) 329-0980

Email: mam@shrwood.com

Attention: Michael A. Maidy

With copy to:

Dorsey & Whitney LLP

Telephone: 650-843-2719

Facsimile: 650-644-0294

Email: oneill.stephen@dorsey.com

Attention: Stephen T. O’Neill

(b)	If to Buyer:

Response Genetics, Inc.

1640 Marengo Street, 6th Floor

Los Angeles, California 90033

Telephone: (323) 224-3900

Facsimile: (323) 276-2296

Attention: Thomas A. Bologna, Chairman and Chief Executive Officer

12.6 Entire Agreement. This Asset Purchase Agreement, the Exhibits hereto (which are incorporated herein by reference) and any agreements to be executed and delivered in connection herewith including the Ancillary Agreements, together constitute the entire agreement and understanding between the parties and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement. This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby.

12.7 Amendment; Waiver. Any term or provision of this Agreement may be amended only by a writing signed by Seller and Buyer. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

12.8 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any Person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

12.9 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures to this Agreement shall be as valid and binding as a signed original.

12.10 Benefit and Burden. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (excluding application of any choice of law doctrines that would make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law. All claims and disputes arising under or in connection with this Agreement, whether for or in respect of, breach of contract, tort, equity, or otherwise, shall be adjudicated exclusively in federal or state courts located in Santa Clara County, California, and each party waives its right to a trial by jury of any such claims or disputes.

12.12 Severability. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

12.13 Attorneys’ Fees. Should a suit or arbitration be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover from the other party the prevailing party’s reasonable attorneys’ fees to be fixed in amount by the Court or the Arbitrator(s) (including without limitation costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit or arbitration, as applicable, regardless of whether such suit or arbitration proceeds to a final judgment or award.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Asset Purchase Agreement by their duly authorized representatives as of the Effective Date.

SELLER:	BUYER:

Pathwork (assignment for the benefit of creditors), LLC, solely as assignee for the benefit of creditors of Pathwork Diagnostics, Inc.	Response Genetics, Inc.

By: /s/ Michael Maidy	By: /s/ Kevin Harris

Its: Mgr.	Its: CFO